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                         LEGG MASON, INC.

                      ARTICLES OF AMENDMENT


THIS IS TO CERTIFY THAT:

          FIRST:    The charter of Legg Mason, Inc., a Maryland
corporation (the "Corporation"), is hereby amended by adding a new Article to the Articles of Incorporation to read as follows:

               TENTH:    To the maximum extent that
          Maryland law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the charter or bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

          SECOND:   The amendment to the Articles of
Incorporation of the Corporation as hereinabove set forth has been duly advised by the Board of Directors and approved by the Stockholders of the Corporation as required by law.

          THIRD:    The undersigned President acknowledges these
Articles of Amendment to be the corporate act of said Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

          IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its President and attested to by its Secretary on this 28th day of July, 1988.

ATTEST:                       LEGG MASON, INC.



/s/ Charles A. Bacigalupo     By: /s/ Raymond A. Mason
Charles A. Bacigalupo,            Raymond A. Mason,
Secretary                         President